Exhibit 10.2
Employment contract
The undersigned,
Booking.com International BV, domiciled at Herengracht 597, 1017 CE, Amsterdam, Netherlands, duly presented by Tom Pel, HR Director - The Netherlands hereinafter referred to as “Booking.com”, and
Name:         Paulo Alexandre Pisano
Date of birth:
Place of birth:

hereinafter referred to as “the employee”, jointly referred to as “parties”, declare that they are establishing an employment contract under the following terms and conditions:
1 Work permit
1.1
This employment contract is subject to the suspensive condition that the necessary valid work permit for The Netherlands is successfully obtained.
The employee is obliged to inform Booking.com 3 months prior to the expiration date of a valid work permit and as soon as possible should anything (be expected to) change in relation to his/her work permit status.
During the first 6 months of employment, parties agree that the employee is not entitled to salary during the time that the employee cannot work due to the lack of a valid work permit. In accordance with article 7:628 paragraph 5 Dutch Civil Code this clause deviates from article 7:628 paragraph 1 Dutch Civil Code.
2 Employment
2.1 Function
The employee is appointed to the function of SVP & Chief People Officer at the Management Department.
Where Booking.com’s interest specifically so requires, the employee will also perform work other than the work forming part of the employee’s job or will perform work on behalf of third parties/other group companies.
2.2 Work location
The employee will normally perform his/her duties from Amsterdam, the Netherlands, but Booking.com reserves the right to change the work location if this will be required in the future.
2.3 Effective date
This employment contract will enter into effect on 2 March 2020. When the necessary valid work permit for The Netherlands is not obtained on 2 March 2020, this employment contract will enter into effect on the date that the necessary valid work permit for The Netherlands is obtained (“Adjusted Start Date”).
2.4 Duration
This employment contract is established for an indefinite duration.

Under all circumstances the employment contract will terminate by operation of law, without prior notice, on the day the employee reaches the applicable statutory pensionable age (“AOW-gerechtigde leeftijd”).

2.5 Notice period
Both Booking.com and the employee have the right to terminate the employment contract with due observance of the applicable notice period as specified in the Handbook Booking.com The Netherlands. Notice must be given in writing by the end of the calendar month.
2.6 Probationary period
This employment contract is set up without a probationary period.
3 Remuneration for employment
3.1 Salary
The gross annual salary including 8% holiday allowance amounts to EUR 375,000.00 based on a 40 hourly working week. The gross monthly salary is EUR 28,935.19. In addition 8% holiday allowance will be paid out monthly, separately stated on the payslip.
All the statutory deductions such as wage withholding tax and national insurance contributions will be deducted from the gross salary and the gross holiday allowance. Booking.com will provide a statement containing details of the deductions made from the gross salary and the gross holiday supplement. An annual statement will be provided in the first quarter. The employee agrees with receiving the statements digitally.
All overtime hours worked are deemed to be part of the basic role and will therefore not be additionally compensated.
3.1.1 Bonus(es)
Annual Bonus
The employee will be eligible for performance related bonus with a target of 100% per year. The employee will participate in the Annual Bonus plan that rewards the employee for Booking.com’s and the employee’s performance. The Annual Bonus plan is set each year by the Board of Directors of Booking Holdings Inc. The employee needs to be employed for more than three calendar months to become eligible for an annual bonus.
Sign-On Bonus
The employee is eligible for a sign-on bonus of EUR 350,000.00 (gross) to be paid in the employee’s payroll.
If the employee resigns within one year after the (adjusted) start date or in the event that the employment contract with Booking.com ends within one year from the (adjusted) start date for cause, the sign-on bonus is subject to full repayment to Booking.com.
3.1.2 One-time payment(s)
Relocation Allowance
A one-time payment will take place in the employee’s first month of EUR 7,750.00 net, to cover for unforeseen expenses related to the relocation to the Netherlands.
If the employee resigns within one year after the (adjusted) start date or in the event that the employment contract with Booking.com ends within one year from the (adjusted) start date for cause, the relocation allowance and relocation costs, if any, are subject to prorated repayment to Booking.com.
3.2 Equity
Annual Equity Grant
Your role is eligible for annual Booking Holdings Inc. equity grants in the first quarter of a year, contingent annual company results and personal performance in the prior year and upon recommendation by the leadership team of Booking.com. Equity grants are typically awarded to those in roles with strategic responsibility and /or strategic skills who at least meet personal performance expectations. The recommended equity grants are subject to formal approval by the Compensation Committee of the Board of Directors of Booking Holdings Inc., and any other requirements established by Booking Holdings Inc. from time to time.
Sign-On Equity Grant
You have been recommended by the management team of Booking.com for an award of restricted stock units (RSUs) valued at $300,000.00 (also called the “Grant Date Value”). This award is subject to formal approval by the Compensation Committee of the Board of Directors of Booking Holdings Inc.), and any other requirements established by Booking Holdings Inc. from time to time.
It is intended that this RSU grant be made to you on the first scheduled “Grant Date” following your hire date. The pre-established quarterly Grant Dates are March 4, May 12, August 12 and November 12. Once the grant has been made, the number of RSUs you receive is determined by dividing the Grant Date Value by the closing price of a share of common stock of Booking Holdings Inc. (“Common Stock”) on the Nasdaq trading day prior to the Grant Date.
Your grant agreement, which will fully explain the terms and conditions of your RSU grant, will be posted in your account on our employee stock plan portal (i.e., the E*Trade portal) within 30 days of the Grant Date. E*Trade will send you an account activation email, which will enable you to set up your account on the portal.
It is a condition of your grant that you be actively employed on or prior to the Grant date, and that you remain in continuous service with one of the Booking Holdings Inc.companies during the vesting period. Thus, the award will not be made and you will not receive your grant until you have started active employment.
Your RSUs will vest over three years, with one-third of the grant vesting on each of the first, second and third anniversaries of your Grant Date, as long as you have been continuously employed by one of the Booking Holdings Inc. companies through that date. One share of Common Stock will be issued for each of your vested RSUs within three business days after the vesting date.
3.3 Commuting costs reimbursement
Commuting costs will be reimbursed insofar Booking.com can provide such an allowance free of tax and social security contributions (currently EUR 0,19 per kilometer with a maximum of € 200, - per month).
3.4 Pension
The employee automatically participates in the pension scheme, where Booking.com makes a monthly contribution. In addition, the employee is free to contribute to his/her pension plan through an individual, voluntary contribution each month.
3.5 30% Ruling (if applicable)
If and to the extent that the employee may receive a tax-free reimbursement for extraterritorial expenses on the basis of article 10ea of the Wage Tax Implementation Decree (in Dutch: “Uitvoeringsbesluit loonbelasting 1965” or “UBLB”), the agreed upon salary from current employment will be reduced for labour law purposes in such a manner that 100 / 70 of the so further agreed salary from current employment equals the originally agreed salary from current employment. When the tax free reimbursement for extraterritorial expenses applies, the employee will receive from Booking.com a reimbursement for extraterritorial expenses which equals 30 / 70 of the so further agreed salary from current employment.
The employee and Booking.com acknowledge that applying the reimbursement for extraterritorial expenses cannot lead to a taxable salary that is lower than what is determined in section 10eb of the Wage Tax Implementation Decree and that such reimbursement for extraterritorial expenses may be lower than 30 / 70 of the agreed upon salary.

The employee acknowledges that he/she is aware of the fact that the adjustment of the agreed upon salary on the basis of section a) may have consequences for all salary related compensation and benefits, such as pensions and social security.
The employee acknowledges that if the 30%-ruling expires, if the 30%-ruling is not granted or if the 30%- ruling is no longer (fully) applicable due to legislative changes, the employee’s full employment income will be taxable in the Netherlands against the standard tax rates and the employee will not be compensated in lieu of the 30%-ruling.
4 Office hours
4.1 Working hours
The normal working hours are 40 per week. This is on a Full time basis. The beginning and end time of the workday will be determined in consultation with Booking.com. The employee has a right to a half-hour lunch break, which is not counted as part of the normal working hours.
5 Holiday
5.1 Holiday days
The employee is entitled to 26 paid holidays in each holiday year based upon a full time employment contract. A full employment contract means a 40-hour workweek. This amounts to 26 holidays based upon the employee’s current working hours per week. The holiday year runs from 1 January to 31 December. Where the employee is not employed for the whole holiday year, the employee will have prorated holidays entitlements. Reference is made to the Handbook Booking.com The Netherlands for more information.
6 Work regulations and (Booking Holdings Inc.) policies
The work regulations as set out in the Handbook Booking.com The Netherlands and all other regulations and policies (including any Booking Holdings Inc. policies which may be declared applicable by Booking.com) form an integral part of this employment contract, insofar as no express provision to the contrary is made in this employment contract. By the employee’s signature to this employment contract, the employee acknowledges the receipt of a (digital) copy of these rules and the agreement thereto. The Handbook Booking.com The Netherlands, the regulations and the policies may be amended from time to time, whereas changes made and future versions are binding for all employees.
7 Obligation of confidentiality
7.1
The employee acknowledges that strict confidentiality is imposed upon him/her, both prior to and following termination of the present employment contract, relating to all data and particulars about (group companies of) Booking.com – or its affiliated companies – of which the employee knows or should know the confidential nature, including without limitation client data (hotels, affiliate partners, visitors of website), financial data, statistical data and key figures of Booking.com, names and details of employees. This obligation of confidentiality also applies to the data and particulars of relations and clients of Booking.com, including without limitation financial data, statistical data, key figures and contractual terms and conditions.
7.2
The employee is not permitted in any way to copy or to hold or keep in his/her possession any software, documents, databases, correspondence or copies thereof, which he/she has obtained within the framework of his/her duties, except if and insofar and for as long as he/she requires them in order to carry out his/her duties. The employee is at least obliged to immediately provide Booking.com with afore mentioned software, documents, databases and correspondence or copies thereof on first demand of Booking.com, and when failing such a demand no later than the day of termination of the employment contract, or when the employee is suspended or placed on leave of absence on full pay, regardless of the reason. The afore-mentioned applies regardless of how the information is stored, i.e. it also includes (copies of) computer files, software et cetera.
7.3
Breaching the confidentiality clause provides an urgent reason for dismissal and / or declaration in respect of crime under article 272 and/ or article 273 of the Dutch Criminal law.
8 Side activities during employment
The employee requires the prior written consent of Booking.com insofar the employee wishes to (directly or indirectly and whether paid or unpaid) conduct, execute or perform certain activities or duties for the benefit of the employee and/or any third party or carry on, be engaged in, participate in, be involved in or have any interest in any project, business, enterprise, company or partnership of which the employee knows, should know or could reasonably assume that the employee should request Booking.com's prior approval or at least inform Booking.com of. When requesting approval, the employee will inform Booking.com of all relevant information to make a balanced decision (including all such reasonably requested information). Insofar Booking.com has approved, the employee agrees that the activities will not be to the detriment of (i) the employee’s performance as may be expected from the employee by Booking.com, and (ii) the business (operations), reputation or good standing of Booking.com. Booking.com is entitled to withdraw the provided written approval at anytime.
9 Penalty
On violation of the above Obligation of confidentiality clause (article 7) and/or the Side activities during employment clause (article 8), the employee forfeits a penalty of EUR 5,000 in favour of Booking.com for each violation, as well as a penalty equal to EUR 1,000 for each day the violation continues after announcement of the discovery thereof by Booking.com, without prejudice to Booking.com’s right to claim full compensation instead. In accordance with article 7:650 paragraph 6 Dutch Civil Code subsection 6 this penalty clause deviates from the provisions in article 7:650 paragraphs 3, 4 and 5 Dutch Civil Code. In addition, Booking.com retains the right to claim specific performance of the employment contract and/or prohibition of the employee’s wrongful actions in interim injunction proceedings if necessary.
10 Non-solicitation & Non competition
During the term of the employment and for a period of one (1) year following termination of employment, the employee is not permitted without Booking.com’s prior written consent:
I     in any manner whatsoever, directly or indirectly, paid or unpaid, to carry on, operate or be working for or otherwise be concerned or engaged in or involved with, or have any other interest or investment in (except as the holder of securities traded on a recognized stock exchange) any person, institution, business or company which is (directly or indirectly) competitive with or in the same or similar field as the business conducted by Booking.com B.V. or its subsidiaries or affiliates (together “Booking.com Group”), including for example, but not limited to:
1.     Expedia (including any of its affiliated companies, for instance, Hotels.com, Venere, Hotwire); 2.     Orbitz (including any of its affiliated companies, for instance, HotelClub, ebookers);
3. Travelocity (including any of its affiliated companies, for instance, lastminute.com);
4.     Local direct competitors such as, but not limited to, Unister, Travel Republic, HRS, easytobook,     lookingforbooking, Hotelopia, Laterooms, Hotel.de (or any of their affiliated companies);
5.     The on-line travel search businesses of Yahoo! or Google;
6.     Travel meta search websites, such as Tripadvisor.com, or Trivago.com; and
7.     Emertra (including any of its affiliated companies, for instance, ostrovok.ru), and
    “affiliate” (distribution) partners of Booking.com.
8.     Hotel technology solution providers, for instance SiteMinder, GuestCentric, Sabre Hospitability, Duetto, Ideas, TravelClick, RateGain;
9.     Amadeus (including any of its affiliated companies);

10. BCD (including any of its affiliated companies);
11. AirBnB (including any of its affiliated companies);
12. Carlson Wagonlit (including any of its affiliated companies);
13. American Express (including any of its affiliated companies);
14. Concur (including any of its affiliated companies);
15. HRG (including any of its affiliated companies);
16. Travelport (including any of its affiliated companies).
II     directly or indirectly, to (a) solicit, recruit or hire to work for employee or any organization with which employee is connected or associated, any employees of Booking.com or any persons who, within two (2) years of such solicitation, recruitment or hire, have worked for Booking.com or (b) solicit or encourage any employees of Booking.com to leave the services of Booking.com.
III     directly or indirectly, solicit, attempt to solicit, assist in soliciting, accept or facilitate the acceptance of the business of firms that, or individuals who, were clients, customers or other business relations of Booking.com at the time of termination, or at any time during the two (2) year period preceding termination.
IV     in relation to any contract or arrangement which Booking.com has with any supplier for the supply of goods and services, for the duration of such contract or arrangement, directly or indirectly, interfere with the supply of such goods or services from any supplier, nor, directly or indirectly, induce any supplier to cease or decline to supply such goods or services to Booking.com.
On violation of the above mentioned non-competition and non-solicitation clause, the employee forfeits a penalty of EUR 5,000 in favour of Booking.com for each violation, as well as a penalty equal to EUR 1,000 for each day the violation continues after announcement of the discovery thereof by Booking.com, without prejudice to Booking.com right to claim full compensation.
In addition, Booking.com retains the right to claim specific performance of the employment contract and/ or prohibition of the employee’s wrongful actions in interim injunction proceedings if necessary.
The employee acknowledges and agrees on a reasonable compensation of the restrictive effect of this article. This compensation is part of the salary, meaning that the employee shall not be entitled to any additional compensation in case Booking.com proceeds to exercise its rights as mentioned in this article.
At least three weeks before starting a new activity, the employee will inform Booking.com about his/her future plans.
11 Final stipulations
11.1
The laws of the Netherlands apply to this employment contract.
11.2
The employee hereby declares that he/she is not bound to any restrictive covenants with another (former) employer, including but not limited to a non-compete, non-solicitation, confidentiality and/or business contact clause, which may prevent him/her from fulfilling the agreed job function at Booking.com.
11.3
Prior to entering into this employment contract, Booking.com has informed the employee that it is expected from him/her to maintain the confidentiality of his/her previous employer's information. The employee has expressed that he/she will respect any of the post contractual clauses he/she might be bound to, including but not limited to the confidentiality clause.

11.4
This employment contract contains all obligations of both parties toward each other and takes the place of all prior contracts, negotiations, promises and correspondence.
11.5
Every change in any stipulation of this employment contract is only binding if agreed between parties in writing. Nonetheless, Booking.com may unilaterally change one or more of the terms and conditions of this employment contract in the cases specified in article 7:613 Dutch Civil Code.
11.6
By signing this employment contract, the employee explicitly agrees and acknowledges to have received, read and understood the terms and conditions of his/her employment, the applicable policies and regulations (including the Handbook Booking.com The Netherlands) and agrees to observe, adhere to and comply with the terms and conditions of this employment contract and the applicable policies and regulations (as may be unilaterally amended from time to time).

Thus agreed and signed on 04 December 2019

/s/ Tom Pel__________________                /s/ Paulo Alexandre Pisano______
Tom Pel                             Paulo Alexandre Pisano
HR Director - The Netherlands
Booking.com International BV

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